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                                                                    Exhibit 99.1

                                 ITEM 8 EXHIBIT

Tyco International Ltd.

Tyco Capital Holdings Ltd.

Tyco Capital Ltd.

Tyco Capital Holding, Inc.

CIT Group Inc.

The CIT Group/Equity Investments, Inc.